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                                                                  EXHIBIT 3.1(a)


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 ONDISPLAY, INC.

                             A DELAWARE CORPORATION

      OnDisplay, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      A. The name of the Corporation is OnDisplay, Inc. The Corporation was originally incorporated under the same name and the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on August 14, 1996.

      B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this Corporation.

      C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

      ONE. The name of this Corporation is OnDisplay, Inc. (the
"Corporation").

      TWO. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

      THREE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOUR. The Corporation is authorized to issue two classes of capital stock:
Preferred Stock, $0.001 par value per share, and Common Stock, $0.001 par value per share. The total number of shares of Common Stock which the Corporation shall have the authority to issue is Twenty Five Million (25,000,000). The total number of shares of Preferred Stock the Corporation shall have the authority to issue is Eleven Million Six Hundred Thousand (11,600,000) shares, Three Million Five Hundred Thousand (3,500,000) of which has been designated Series A Preferred Stock, Three Million Five Hundred Thousand (3,500,000) of which has been designated Series B Preferred Stock, Two Million Five Hundred Thousand (2,500,000) of which has been designated Series C Preferred Stock and Two Million One Hundred Thousand (2,100,000) of which has been designated Series D Preferred Stock.


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      The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

      1. Dividends.

            a. Dividends on Preferred Stock. The holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any funds legally available therefor, dividends at an annual rate of eight per cent (8%) per share of the "Original Issue Price" per annum on each outstanding share of a series of Preferred Stock. The Original Issue Price of the Series A Preferred Stock shall be One Dollar ($1.00) (as adjusted for any stock dividend, stock splits, recapitalization, reorganizations and other similar transactions); the Original Issue Price of the Series B Preferred Stock shall be Two Dollars and Ten Cents ($2.10) (as adjusted for any stock dividend, stock splits, recapitalization, reorganizations and other similar transactions), the Original Issue Price of the Series C Preferred Stock shall be Four Dollars ($4.00) (as adjusted for any stock dividend, stock splits, recapitalization, reorganizations and other similar transactions)and the Original Issue Price of the Series D Preferred Stock shall be Nine Dollars and Fifty Two Cents ($9.52) (as adjusted for any stock dividend, stock splits, recapitalization, reorganizations and other similar transactions). Dividends on the Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock. Thereafter, holders of Preferred Stock and Common Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any funds legally available therefor, dividends; provided, however, that no dividend or distribution shall be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend or distribution is declared or paid on all outstanding shares of Common Stock and Preferred Stock, and provided further that any dividend or distribution on Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock which the holder of Preferred Stock would be entitled to receive if he had converted the shares of Preferred Stock into Common Stock immediately prior to the record date of such distribution. "Distribution" in this Section 1 means the transfer of cash or property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the Corporation for cash or property (except the purchase of shares of Common Stock from employees, directors or consultants pursuant to restricted stock purchase agreements). The right to dividends on shares of Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common


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Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

      2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

            a. Preferred Stock Preference. The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such shares, an amount equal to the Original Issue Price for each share of a series of Preferred Stock plus an amount equal to any declared but unpaid dividends per share of Preferred Stock with respect to such liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of the Preferred Stock in proportion to the aggregate liquidation preference of the shares of Preferred Stock then held by them.

            b. Remaining Assets. If the assets of the Corporation available for distribution to the Corporation's stockholders exceed the aggregate amount payable to the holders of the Preferred Stock pursuant to Section 2(a) hereof (such assets being hereafter referred to as the "Remaining Assets"), then after the payments required by Section 2(a) shall have been made or irrevocably set apart, such Remaining Assets shall be distributed pro rata among the holders of the Preferred Stock and the Common Stock on a per share basis, treating all shares of Preferred Stock convertible into shares of Common Stock as if converted; provided, however, that after the receipt by each share of Preferred Stock of distributions equal to, in the aggregate, the greater of (i) three (3) times the Original Purchase Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (including all amounts paid pursuant to Section 2(a)) and two (2) times the Original Purchase Price for the Series D Preferred Stock (including all amounts paid pursuant to Section 2(a)); or (ii) the value such holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock would receive, respectively, if each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock had been converted into Common Stock pursuant to Section 5(a) hereof immediately prior to such liquidation, dissolution or winding up of the corporation; then all Remaining Assets shall be distributed equally among the holders of the Common Stock on a per-share basis.

            c. Reorganization or Merger. A merger or reorganization of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets or outstanding stock of the Corporation, in which transaction the Corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section 2 and the proceeds payable in such transaction shall be divided among the stockholders in accordance with this Section 2; provided that the holders of Preferred Stock and


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Common Stock shall be paid in cash or in securities received or in a combination thereof (which combination shall be in the same proportions as the consideration received in the transaction). Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a merger, reorganization or sale of substantially all of the assets of the Corporation shall be valued as follows:

                     (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                     (ii) If actively traded over-the counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                     (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

      3. Redemption Rights.

            a. Redemption at the Holders' Option. The Preferred Stock shall be redeemable in whole or in part at the option of the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class) at any time and from time to time after September 30, 2001 if the Corporation has not closed an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation with an aggregate offering price to the public of not less than $20,000,000 at a per share issuance price of at least $15.00, (as adjusted for stock splits, subdivisions, combinations, recapitalizations, reorganizations). Notwithstanding the prior sentence, the Series C Preferred Stock shall not be redeemed without the prior approval by a majority of the holders of Series C Preferred Stock and the Series D Preferred Stock shall not be redeemed without the prior approval by a more than two thirds (2/3) of the holders of Series D Preferred Stock. Such redemption right may be exercised by giving at least 120 day notice prior to the date of commencement of the redemption (the "Redemption Date") by certified or registered mail, postage prepaid, to the Corporation at its principal office. After receipt of such notice of a redemption pursuant to this Section 3(a), the Corporation shall, to the extent it may lawfully do so and to the extent such redemption will not be violative of senior lending covenants, redeem all of the outstanding shares of Preferred Stock in three equal annual installments on the last day of each fiscal year (commencing with the first fiscal year ending after the 120 day notice period). The Redemption Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be the Original Purchase Price per share for such series (as adjusted for any stock dividends, combinations or splits) plus any accrued but unpaid dividends. Any redemption of


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only a part of the outstanding Preferred Stock by the Corporation pursuant to this Section 3 shall be pro rata as among all holders of Preferred Stock in proportion to the aggregate Redemption Price to be paid to such holders.

            b. Notice Regarding Redemption. At least thirty (30) but no more than sixty (60) days prior to any Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record (determined at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at his post office address last shown on the records of the Corporation, notifying such holder of the redemption of such shares, specifying the Redemption Date, the Redemption Price and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate (such Conversion Rights to expire on the day prior to the Redemption
Date) and calling upon such holder to surrender to the Corporation, in the manner and at the place designated in the continental United States, his certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). Unless such holder elects to convert his shares in accordance with Section 3 prior to the Redemption Date, on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender his certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on or prior to the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, for the benefit of the holders of Preferred Stock whose shares are being redeemed, then from and after the close of business on the Redemption Date, all rights of the holders of such shares as holders of Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

            c. Trust Fund. On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed or converted with a bank or trust company as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed or converted. Any monies deposited by the Corporation pursuant to this Section 3(c) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 3 hereof no later than the close of business on the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Section 3(c) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of the board of directors of the Corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon surrender of his certificates representing such shares of Series A Preferred


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Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred
Stock to the Corporation, to receive such monies but without interest from the Redemption Date.

            d. Insufficient Funds. If the funds of the Corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the shares of Preferred Stock ratably among the holders in accordance with the last sentence of Section 3(a). The balance of the redemption funds that are not paid on any Redemption Date shall bear interest from the due date at 8% per annum. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Preferred Stock, such funds will be immediately used to redeem the balance of the shares of Preferred Stock which the Corporation became obligated to redeem on such Redemption Date but which it has not redeemed.

      4. Voting Rights.

            a. Preferred Stock. Except as otherwise provided herein or required by law, the holder of each share of Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted pursuant to Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise provided herein or required by law, the Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward to one).

            b. Election of Directors. The holders of Series A Preferred Stock, voting as a separate class, shall elect two (2) members of the Corporation's board of directors. The holders of Series B Preferred Stock, voting as a separate class, shall elect one (1) member of the Corporation's board of directors. The holders of Common Stock, voting as a separate class, shall elect two (2) members of the Corporation's board of directors. The holders of Common Stock and Preferred Stock, voting together as a class, shall elect the remaining directors. In the case of any vacancy in the office of a director elected by a specific class or series of capital stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such class or series given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such class or series, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of such series or class of capital stock represented at such meeting or in such consent.


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            c. Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

            d. Election by Ballot. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

      5. Conversion. The holders of the Preferred Stock have conversion rights as follows (the "Conversion Rights"):

            a. Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock (as defined in Section 1(a)) by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Conversion Rate"). The Conversion Price for Series A Preferred Stock shall initially be $1.00; for Series B Preferred Stock shall initially be $2.10; for Series C Preferred Stock shall initially be $4.00; and for Series D Preferred Stock shall initially be $9.52. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

            b. Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price of such series immediately prior to the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation with an aggregate offering price to the public of not less than $20,000,000 at a per share issuance price of at least $15.00, (as adjusted for stock splits, subdivisions, combinations, recapitalizations, reorganizations) or at any time upon the affirmative election of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock, provided that the Series A, Series B And Series C Preferred Stock shall not be converted without the majority approval of the holders of such Series and the Series D Preferred Stock shall not be converted without the approval by more than two thirds (2/3) of the holders of the Series D Preferred Stock. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(c). In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing provisions of this Section 5(b), no automatic conversion of the Preferred Stock shall be effected unless and until such conversion will not violate any laws, rules, regulations, orders or other legal requirements of any governing body (such as, without limitation, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and such automatic conversion shall be held in abeyance pending compliance with any such requirements, provided that the holders of Preferred Stock will use their best efforts to comply with such requirements.


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            c. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
Section 5(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Thereupon, the Corporation shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the board of directors of the Corporation as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            d. Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            e. Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                     (i) If the Corporation shall issue (or, pursuant to Subsections 5(e)(i)(b)(3) hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends,


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subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Subsections 5(e)(iii), (iv), (v) and (vi)), the Conversion Price for such series of Preferred Stock in effect immediately after each such issuance shall forthwith (except as provided in this Section 5(e)) be adjusted to a price equal to the quotient obtained by dividing:

                        a. an amount equal to the sum of

                              (x)   the total number of shares of Common
Stock outstanding (including any shares of Common Stock issuable upon conversion of such series of Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

                              (y)   the consideration received by the
Corporation upon such issuance, by

                        b. the total number of shares of Common Stock outstanding immediately prior to such issuance of Common Stock (including any shares of Common Stock issuable upon conversion of such series of Preferred Stock or deemed to have been issued pursuant to subdivision (3) of this clause
(i) and to clause (ii) below) plus the number of shares of Common Stock actually issued in the transaction which resulted in the adjustment pursuant to this Subsection 5(e)(i).

      For the purposes of any adjustment of the Conversion Price for any series of Preferred Stock pursuant to this clause (i), the following provisions shall be applicable:

                        (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                        (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

                        (3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:


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                               (A)  the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                               (B)  the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                               (C)  on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                               (D)  on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights relate to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                     (ii) "Excluded Stock" shall mean:


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                               (A)  all shares of Common Stock and Preferred
Stock issued and outstanding on the date this certificate is filed with the Delaware Secretary of State, and all shares of Common Stock issuable upon conversion of such Preferred Stock; and

                               (B)  up to 3,000,000 shares of Common Stock or
other securities hereafter issued to officers, directors, consultants, employees, strategic partners, lessors, lenders or licensors of the Corporation pursuant to plans and arrangements approved by the board of directors.

                                    All outstanding shares of Excluded Stock
(including shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Subsections 5(e)(i) above.

                     (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of each series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                     (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of each series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                     (v) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which Preferred Stock is then convertible.

                     (vi) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                     (vii) All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

            f. Minimal Adjustments. No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

            g. No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of each series of Preferred Stock against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

            h. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

            i. Notices of Record Date and Proposed Liquidation Distribution. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event of a liquidation distribution pursuant to Section 2 hereof, the Corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to the date of such distribution a notice (i) certifying as to (x) the anticipated aggregate proceeds available for distribution to holders of Preferred Stock and Common Stock, (y) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Preferred Stock and each share of Common Stock and
(z) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Preferred Stock if the holder of each such share of Preferred Stock converted such share of Preferred Stock into Common Stock immediately prior to the liquidation distribution and (ii) stating that in connection with such liquidation distribution the holders of shares of each series of Preferred Stock may prior to such liquidation distribution convert their shares of such series of Preferred Stock into Common Stock at the applicable Conversion Rate for such series.

            j. Notices. Any notice required by the provisions of this Section 5 to be given to the holder of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books.

            k. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which shares of Preferred Stock so converted were registered.

      6. Covenants.

            a. In addition to any other rights provided by law, so long as 700,000 shares of Preferred Stock or any shares of Series C Preferred Stock or Series D Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock (voting or consenting as a separate class);

                     (i) Certificate and Bylaws. Amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Preferred Stock;

                     (ii) Section 305. Do any act or thing which would result in taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor provision of such Code as such provision may be amended);

                     (iii) Authorized Shares. Increase or decrease the authorized number of shares of Common or Preferred Stock;

                     (iv) Senior Securities. Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series A, Series B, Series C or Series D Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                     (v) Distribution. Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer);

                     (vi) Reorganization or Merger. Any agreement by the Corporation or its stockholders regarding reorganization or merger as described in Section 2(c);

                     (vii) Dividend. Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock;

                     (viii) Liquidation. Any voluntary dissolution or liquidation of the Corporation; or

                     (ix) Directors. Any increase or decrease in the authorized number of members of the Corporation's board of directors.

            b. For so long as Series C Preferred Stock is outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series C Preferred Stock (voting or consenting as a separate class):

                     (i) Adverse Effect. Amend, alter or restate the Corporation's Certificate of Incorporation in a manner that would adversely effect the rights preferences or privileges of the Series C Preferred Stock; or

                     (ii) Additional Series. Authorize, create or issue any shares or series of stock having a preference or priority superior to or on a parity with the Series C Preferred Stock.

            c. For so long as Series D Preferred Stock is outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than two thirds (2/3) of the outstanding shares of Series D Preferred Stock (voting or consenting as a separate class):

                     (i) Adverse Effect. Amend, alter or restate the Corporation's Certificate of Incorporation in a manner that would adversely effect the rights, preferences or privileges of the Series D Preferred Stock; or

                     (ii) Additional Series. Authorize, create or issue any shares or series of stock having a preference or priority superior to or on a parity with the Series D Preferred Stock.

      7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued.

      FIVE.  The Corporation is to have perpetual existence.

      SIX. In furtherance and not in limitation of the powers conferred by statute and except as otherwise provided herein or required by law, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

      SEVEN. The number of directors which constitute the whole board of directors of the Corporation shall be as specified in the Bylaws of the Corporation.

      EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

      NINE. To the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINE, shall eliminate or reduce the effect of this Article NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINE, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      TEN. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

      ELEVEN. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed herein and by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      TWELVE. (a) The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the board of directors of the Corporation, indemnify any other person who may be indemnified pursuant to

Section 145 to the extent the board of directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

            (b) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Mark Pine, its President, and attested by Mario Rosati its Secretary, this 24th day of August, 1999.



                                          ONDISPLAY, INC.

                                          By: /s/ MARK PINE
                                              ----------------------------------
                                               Mark Pine, President



                                          ATTEST:



                                          /s/ MARIO ROSATI
                                          --------------------------------------
                                          Mario Rosati, Secretary



                                 SIGNATURE PAGE
                     RESTATED CERTIFICATE OF INCORPORATION